                           NEWS

MARTINA MCISAAC TO JOIN MSC INDUSTRIAL SUPPLY CO. AS EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER

Melville, N.Y. & Davidson, N.C. (Sept. 16, 2022) — MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, today announced that Martina McIsaac will join the company on Monday, Oct. 3 as Executive Vice President and Chief Operating Officer. In this newly created role, McIsaac will have overall responsibility for the day-to-day operations of the company’s United States and Canada businesses, including Sales, Field Service/Solutions, Category Management, Procurement, Pricing and Supply Chain.

McIsaac will join MSC following a nine-year tenure with Hilti Corporation, a multinational company that develops, manufactures and markets hardware, software and services for the construction, building maintenance, energy and manufacturing industries. Most recently, she served as Region Head and Chief Executive Officer of Hilti, Inc., leading the North America organization to significantly outperform the market with strong top-line and profit growth. Prior to joining Hilti, McIsaac held a series of progressively responsible leadership roles with Avery Dennison, a  Fortune 500 global materials science and manufacturing company. During her 14-year tenure with Avery Dennison, McIsaac served in a range of sales, marketing, business development and operational roles in Mexico, Argentina, Chile, Canada and the U.S. prior to being named Vice President and General Manager of the Performance Polymers Division.

McIsaac earned a bachelor’s degree in economics from Western University and a master’s degree in international business from the University of South Carolina, where she serves on the board of the Folks Center for International Business. An advocate for diversity, equity and inclusion, McIsaac is a signatory to the Catalyst CEO Champion for Change pledge, joining other high-profile leaders who are personally committed to advancing women, including women of color, into senior leadership positions. She also chairs the Dallas Habitat for Humanity Women Build, is a member of the Texas Women’s Foundation’s Economic Leadership Council and serves on the Board of Directors for United Way of Metropolitan Dallas.

“We are delighted to welcome Martina to MSC. She brings strong leadership experience and has displayed outstanding ability to drive growth and success in an inclusive manner. She also has shown  a commitment to delivering meaningful solutions and value to customers to improve performance, which aligns well with our purpose and approach to helping manufacturers solve their mission-critical challenges and boost the efficiency and effectiveness of their operations,” said Erik Gershwind, President and Chief Executive Officer for MSC.

“With Martina focused on further improving our day-to-day operations, we look forward to producing industry-leading levels of organic growth and profitability, enhancing operational excellence across our organization, and developing a diverse and talented team of future MSC leaders, while preserving and building upon our unique culture and values.”

McIsaac added, “I’m thrilled to be joining MSC, which has a rich history of driving innovation in the industrial distribution industry, a highly experienced team of more than 6,500 dedicated associates committed to delivering exceptional customer service, and a vibrant, healthy culture of doing the right thing for all of its stakeholders, including associates, customers, owners and suppliers.”

With McIsaac moving into the Chief Operating Officer role, Doug Jones, Executive Vice President & Chief Supply Chain Officer, will begin transitioning his areas of responsibility to McIsaac in the coming months as part of his planned transition to retirement following a highly successful career with MSC spanning more than two decades. Jones will remain in his full-time role until early 2023, at which time he will move into a part-time advisory role overseeing the completion of several key supply chain initiatives.

“Doug has been a valuable member of MSC’s leadership team for more than 20 years, playing a critical role in elevating our operational performance across the entire supply chain lifecycle,” Gershwind said. “We are grateful for his outstanding leadership and wish him the very best as he transitions into retirement.”

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Media Contact:	Investor Contact:

Paul Mason	John Chironna
MSC Industrial Supply Co.	MSC Industrial Supply Co.
(336) 817-2131	(704) 987-5231
paul.mason@mscdirect.com	chironnj@mscdirect.com

About MSC Industrial Supply Co.

MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of a broad range of metalworking and maintenance, repair and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with approximately 2 million products, inventory management and other supply chain solutions, and deep expertise from over 80 years of working with customers across industries. Our experienced team of more than 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow. For more information on MSC, please visit mscdirect.com.